FOR IMMEDIATE RELEASE

U.S. ENERGY SYSTEMS ANNOUCES AGREEMENT TO ACQUIRE 62.4 BILLION CUBIC FEET OF ONSHORE GAS IN THE UNITED KINGDOM

New York, NY, March 9, 2006. U.S. Energy Systems, Inc. (Nasdaq:USEY), announced that its majority owned subsidiary had signed an agreement to acquire from TCW Global Project Fund II, Ltd. and Viking, LLC an entity that has the rights to a 62.4 Billion Cubic Feet (“bcf”) of onshore Gas within the United Kingdom The Company intends to realize the full economic benefits of this transaction by also acquiring a gas off-take agreement and a 42 MW gas fired power plant from a European utility. Completion of these acquisitions requires financing of approximately $70 million, subject to additional capital investment requirements for development and enhancement of the acquired assets. It is anticipated that U.S. Energy will contribute at least $5 million in equity in connection with these transactions (subject to adjustment) and that the balance of the acquisition price will be financed through project funding secured by the acquired assets.

The assets to be acquired pursuant to this agreement consists of six gas licenses containing 46 bcf (P1) of proved reserves and 16.4 bcf of probable reserves, for a cumulative 62.4 bcf (P2).

Asher Fogel, USEY’s chief executive officer stated, “We are excited about this milestone for US Energy Systems and the prospect it holds for our stockholders. This acquisition will put us in an important strategic position in the gas arena and enables us to grow the Company.”

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc is an owner of generating facilities and a provider of energy services for large retail customers, including industrial, commercial and institutional end users. USEY owns and operates energy projects in the United States that generate electricity and thermal energy and use renewable fuels.

For further information contact:

US Energy Systems, Inc.
545 Madison Avenue
New York, NY 10022
(212) 588-8901
Info@usenergysystems.com

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, changes in market conditions, the inability to commence planned projects in a timely manner, the impact of competition, the ability to complete acquisitions, access to financing on acceptable terms, risks associated with acquisitions, as well as other risks detailed from time to time in US Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2004, as amended. We do not undertake to update any of the information set forth in this press release.